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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 3 to Registration Statement No. 333-24613 of DBT Online, Inc. on Form S-3 of our report dated March 26, 1997, relating to the consolidated financial statements of DBT Online, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1995, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 26, 1997, relating to the consolidated financial statement schedule for the years ended December 31, 1996 and 1995, incorporated by reference in this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida

May 28, 1997